OPTION OF ARIZONA EXPLORATION LEASES

THIS AGREEMENT made as of the 12th day of November, 2010.

BETWEEN:

AMERICAN POTASH LLC, a company duly incorporated and pursuant to the laws of the State of Nevada and having its business office situated at
290 Gentry Way, Suite 7, Reno, Nevada 89502,

(herein “American Potash”)
Of The First Part

AND:

PASSPORT POTASH INC., a company duly incorporated pursuant
to the laws of the Province of Quebec and having its business office situated at 608 — 1199 West Pender Street, Vancouver, BC V6E 2R1

(herein “Passport”)
Of The Second Part,

AND:

SWEETWATER RIVER RESOURCES LLC, a corporation duly
organized under the laws of Wyoming, of 220 Highway 10, Jelm,
Wyoming 82063

(herein the “Sweetwater” or the “Optionor”)
Of the Third Part,

WHEREAS:

A.

American Potash previously entered into an option agreement with Sweetwater, as agent for John Glasscock and Kent Ausburn, to acquire exploration permits together with all permits and other rights issued pursuant to the applications to allow for the exploration of potash prospects in Arizona and Utah (the “Sweetwater Option Agreement”).

B.	Pursuant to the Sweetwater Option Agreement, American Potash and the Optionor have both incurred expenses pertaining to properties located in Arizona (the “Arizona Expenses”).

C.	Five permits have been approved in Arizona (the “Arizona Permits” or “Arizona Properties”) which are more particularly described in Schedule “A” attached hereto and forming part of this Agreement.

D.	American Potash and the Optionor have mutually agreed to amend the Sweetwater Option Agreement to remove the Arizona Permits and Arizona Properties.

D.	The Optionor has agreed to grant an option to Passport to acquire 100% of its right, title and interest in the Arizona Permits in consideration of the terms and conditions hereinafter agreed to.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by Passport to each of American Potash and Sweetwater (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.0 DEFINITIONS

“Acceptance Date” means the date of receipt of the Exchange acceptance of this Option Agreement.

“Environmental Law’ means all requirements of the common law or of environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directives of any federal, territorial, provincial or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to:

(i)	noise;

(ii)	pollution or protection of the air, surface water, ground water or land;

(iii)	solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation;

(iv)	exposure to hazardous or toxic substances; or

(v)	the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of any lands.

“Option Consideration” means 500,000 shares of Passport and $90,000.

“Exchange” means the TSX Venture Exchange.

“Execution Date” means the date this Agreement is signed by all parties hereto.

“Optionor” means Sweetwater.

“Properties” means the Arizona Permits and Arizona Properties and all successor or replacement titles and all other instruments or rights or tenure related thereto and shall include any potash mineral interests acquired within the Area of Common Interest.

Royalty” means a 2% royalty retained by Sweetwater as more particularly defined in Schedule “B” attached to and forming part of this Option Agreement.

“Sweetwater” means Sweetwater River Resources LLC.

2.0 RECITALS

2. The above recitals are true and correct and form part of this Agreement.

3.0 OPTION, CONSIDERATION AND ROYALTY

3.1 The Optionor hereby grants an option to Passport to acquire 100% of the Optionor’s right, title and interest in the Properties, subject to the Royalty, in consideration of payment of the Option Consideration to both the Optionor and American Potash as follows:

(a)

500,000 shares of Passport (the “Passport Shares”) on the earlier of December 15, 2010 or within five business days of the Acceptance Date. The Passport Shares shall bear the Exchange legend restricting transfer for a period of four months and one day.

(b)	Three cash payments of $30,000.00 each within 12, 18 and 24 months of the Acceptance Date.

3.2 Passport has the right, but not the obligation, to make the cash payments and issue the Passport Shares pursuant to this Option Agreement.

3.3 The allocation of the Option Consideration and the Royalty disclosed in 4.1 to the Optionor and American Potash will be according to each of their respective percentage of the total expenses incurred by both of them on the Arizona Permits as follows.

American Potash %	=	expenses incurred by American Potash on the Arizona Permits

divided by the aggregate expenses incurred by both American Potash and the Optionor on the Arizona Permits

Optionor %	=	expenses incurred by Optionor on the Arizona Permits

divided by the aggregate expenses incurred by both American Potash and the Optionor on the Arizona Permits

3.4 Within ten business days of the Execution Date, American Potash and the Optionor will send to Passport a joint notice of allocation of the Option Consideration to each of American Potash and the Optionor.

4.0 ROYALTY

4.1 If at any time Passport shall acquire mining permits in respect of and commence production on the Arizona Permits or any property acquired within the Area of Common Interest as hereinafter defined, Sweetwater and American Potash shall be entitled to a 2% Royalty in respect of any potash produced on the Arizona Permits and Area of Common Interest.

4.2 The Royalty shall run with and form part of the Arizona Permits and Area of Common Interest and shall not be merely contractual in nature and Passport shall have the right to record or register (if such right exists) the Royalty against Passport’s interest in the Arizona Permits and Area of Common Interest.

4.3 Passport shall have the right at any time to buy one-half of the Royalty for $150,000 USD and shall have the right to purchase the remaining one-half of the Royalty for $150,000 USD.

5.0 EXERCISE OF OPTION

5.1 Passport may in its sole discretion at any time accelerate the payment of the cash and shares required by Section 3 herein to exercise the Option and thereby earlier acquire its interest in the Arizona Permits.

5.2 In the event the Option granted herein has been exercised by the payment of the Option Consideration pursuant to Section 3 herein, and this Agreement fully complied with, a 100% right, title and interest in and to the Arizona Permits will vest in Passport free and clear of all charges, encumbrances and claims, save and except the Royalty, and without any further act by Passport. The Optionor will take all steps necessary to transfer the registered ownership of the Permits to Passport along with such other documents as counsel for Passport may reasonably require to effect such transfer.

6.0 CONDITIONS PRECEDENT TO CLOSING

6.1 This Option Agreement must be filed with the Exchange to obtain Exchange acceptance within five business days of the Execution Date.

6.2 If Exchange Acceptance has not been obtained by December 15, 2010 this Agreement shall terminate without further notice unless extended by mutual agreement of the parties herein.

7.0 RECORD OF SWEETWATER OPTION AGREEMENT

7.1 Passport will be entitled (if possible) to record a notice of the existence of this Option Agreement in the applicable Arizona recorder’s office.

OPERATIONS DURING THE OPTION

8.1 Passport’s Rights

     Subject to the other terms of this Agreement, during the Option Period, Passport and its employees, agents, directors, officers and independent contractors shall have the following rights:

(a)	the sole and exclusive right to enter upon the Properties to carry on exploration and related operations thereon;

(b)	the right to remove from the Properties such reasonable amounts of ore and minerals as Passport may deem necessary for the purposes of making assays and tests;

(c)

the right to erect buildings and other improvements and install such machinery and equipment on the Properties as Passport deems advisable or necessary in connection with the activities contemplated by this Section 8.1;

(d)	the right of access to all of Sweetwater’s data and information concerning the Properties including mining records and drill cores; and

(e)	the right to review and copy data relevant to the Properties in Sweetwater’s possession; provided that the confidentiality provisions of Section 13 shall apply with respect to such data.

8.2 Passport’s Duties

     Subject to the other terms of this Agreement, during the Option Period, Passport shall be responsible for the following duties and shall:

(a)	cause to be done all things that may be required to keep the Properties in good standing under all the applicable laws;

(b)

conduct all exploration and other operations in, on and under the Properties in a good and workmanlike manner in accordance with good mining and engineering practices and in compliance with all applicable laws, regulations and orders;

(c)

in the event that the Option is not exercised, leave the Properties in a safe condition with all openings safeguarded in accordance with the applicable mining laws and regulations and Environmental Laws; and

(d)	pay all taxes of any kind or character assessed against the Properties.

8.3 Relinquishment of Properties

At any time during the Option Period, Passport may relinquish to the Optionor all or any portion of the Properties, by giving Sweetwater 30 days written notice of its intention to do so specifying in such notice the part of the Properties intended to be so relinquished. In the event that any portion of the Properties are relinquished by Passport, Passport will release and convey to Sweetwater all of Passport’s interest in such portion.

8.4 Assessment Work

Passport shall file, where necessary, in whole or in part, evidence of assessment work as the same may become available from exploration and other operations conducted on the Properties (as reduced or increased pursuant to this Agreement) during the Option Period.

REPRESENTATIONS AND WARRANTIES

9.1 Sweetwater jointly and severally represents and warrants to Passport that:

(a)	it has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Wyoming and is authorized to hold mineral claims in the State of Arizona;

(b)	Sweetwater is the sole recorded owner of a 100% undivided interest in the the Arizona Permits which are accurately described in Schedule “A”.

(c)

all requisite corporate acts and proceedings as may be applicable have been done and taken by it with respect to entering into this Agreement and it has the right to enter into this Option Agreement and to perform the obligation hereunder;

(d)

the execution and delivery of this Option Agreement and the agreements contemplated hereby by Sweetwater will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents, and

(e)	this Option Agreement constitutes a legal, valid and binding obligation of Sweetwater.

(f)

the Properties (including all ores, concentrates, minerals, metals or products in, on or under the Properties or which may be removed or extricated therefrom) are free and clear of any and all Encumbrances, agreements, obligations, adverse claims (including, without limitation, any order or judgment relating to such claim or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties, profit interests or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded, excepting those imposed by the applicable state or federal laws;

(g)

Sweetwater has not received from any governmental instrumentality any notice of, or communication relating to, any actual or alleged Environmental Claims, and to its Knowledge there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Properties or any operations carried out thereon;

(h)

there are no claims, actions, suits or proceedings (whether or not purportedly on behalf of Sweetwater) (including Environmental Claims) pending, or to its Knowledge threatened, against or adversely affecting, or which could adversely affect, the Properties or before or by any federal, state, municipal or other governmental authority, department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any Encumbrance or any other right of any other Person against the Properties;

(i)

to its Knowledge, conditions on and relating to the Properties respecting all past and current operations thereon are in compliance with all applicable federal, state and municipal laws including all Environmental Laws;

(j)

to its Knowledge, there have been no material spills, discharges, leaks, emissions, ejections, escapes, dumpings or other releases of any kind of any toxic or hazardous substances in, on or under the Properties or the environment surrounding it and there is no presence of polychlorinated biphenyl in, on or under the Properties;

(k)	to its Knowledge, the Properties are free and clear of all unprotected open mine shafts, mine openings or workings, open pits, rock stockpiles, mine tailings, or waste materials;

(l)	Sweetwater has not granted to any Person other than Passport access to or the right to enter upon and explore or investigate the mineral potential of the Properties;

(m)	Sweetwater has and will continue to make available to Passport all material information in its possession or control relating to work done on or with respect to the Properties;

(n)	there are no consents of any third parties required to be obtained by Sweetwater respecting the transactions contemplated by this Agreement;

(o)	the operation of the Properties are not subject to any written or verbal operating, management, maintenance or other agreements, and Passport shall not be bound to assume any such contract;

(p)	Sweetwater has not, and no Person on behalf of Sweetwater has, carried out any work or other activities in, on or under the Properties;

(q)

Sweetwater is acquiring the securities referred to in Section 3 solely for its own account for the purposes of investment and not with a view to or for sale in connection with a “distribution” (as such term is defined in applicable securities laws); Sweetwater does not have a present intention to sell any of such securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of such securities to or through any Person or entity; provided, however, that by making the representations herein, Sweetwater does not agree to hold such securities for any minimum or other specific term and reserves the right to dispose of such securities at any time in accordance with applicable securities laws applicable to such disposition; Sweetwater acknowledges that it (i) has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in Passport; and (ii) is able to bear the financial risks associated with an investment in the securities, including a total loss of such investment; and

(r)

Sweetwater understands that (i) the securities referred to in Section 3 are being offered and acquired in reliance upon an exemption from prospectus and registration requirements; and (ii) such securities are and will be subject to a “restricted period” pursuant to Section 2.5(2)3(a) of Canadian Securities Administrators National Instrument 45-102 Resale of Securities.

9.2 Passport represents and warrants to the Optionor that

(a)

it has been duly incorporated and validly exists as a corporation in good standing under the laws of Quebec and will, through a subsidiary corporation, be authorized to hold mineral leases in the States of Arizona;

(b)

all requisite corporate acts and proceedings as may be applicable have been done and taken by it with respect to entering into this Agreement and it has the right to enter into this Assignment Agreement and to perform the obligation hereunder;

(c)

neither the execution and delivery of this Agreement by Passport nor the performance by Passport of its obligations hereunder conflicts with Passport’s constating documents or any agreement to which it is bound; and

(d)	this Option Agreement constitutes a legal, valid and binding obligation of Passport;

(e)	it will observe, perform and fulfill all Environmental and other laws applicable to the activities of Passport contemplated by this Agreement;

(f)	it will make available to Sweetwater all material information in its possession or control relating to work done or with respect to the Properties;

(g)

the securities to be issued by Passport hereunder will be duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and free and clear of all liens, Encumbrances and rights of refusal of any kind and in respect of the common shares, Sweetwater shall be entitled to all rights accorded to a holder of common shares in the capital of Passport;

(h)	Passport will comply with all applicable securities laws in British Columbia in connection with the issuance and sale of its securities hereunder; and

(i)

all statutory requirements for the valid consummation by Passport of the transactions contemplated by this Agreement, including, without limitation, the issuance of the securities to be issued to Sweetwater hereunder, will be fulfilled; and all authorizations, consents and approvals of all governmental entities and other persons, including all Regulatory Approvals, required to be obtained in order to permit consummation of the transactions contemplated by this Agreement, including, without limitation, the issuance of such securities, will be obtained prior to the issuance of the securities.

9.3 The representations and warranties hereinbefore set out are conditions on which the Parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Properties by Passport and the termination of this Agreement. Sweetwater will indemnify and save Passport harmless, and Passport shall indemnify and save Sweetwater harmless, from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement. It is acknowledged and agreed that no Party shall be liable for special, consequential or punitive damages or lost profits under this Section 9. For greater certainty, the Parties confirm that nothing in this Subsection derogates from or limits in any way the indemnity provisions contained in other Sections of this Agreement, including without limitation Section 3.

NON-EXERCISE OR DEFAULT

10.1 If at any time during the Option period Passport fails to perform any obligation hereunder or any representation or warranty given by it proves to be untrue, then the Optionor may terminate this Option Agreement, providing it first gives to Passport a notice of default containing particulars of the obligation which Passport has not performed, or the warranty breached, and if it is reasonably possible to cure the default, Passport does not, within 30 days after delivery of such notice of default, cure such default by appropriate payment or performance if such default reasonably requires more than 30 days.

10.2 If Passport fails to comply with the provisions of section 10.1 the Optionor may thereafter terminate this Agreement, and the provisions of part 13 will then be applicable.

10.3 Passport may at any time terminate this Option Agreement by giving notice of termination to the Optionor and shall thereupon be relieved of any further obligations in connection herewith but shall remain liable for obligations which have accrued to the date of notice.

TERMINATION

11.1 On the termination of this Agreement:

(a)	the Properties shall be free of all Encumbrances created by or through Passport;

(b)

all plant, machinery, equipment and supplies owned by Passport and brought and placed upon the Properties shall remain Passport’s exclusive property and, if this Agreement terminates without Passport exercising any part of the Option, shall be removed by at a Passport any time or times within six months following the termination of this Agreement; provided that if Passport has not removed all such plant, machinery, equipment or supplies within the six-month period, then such plant, machinery, equipment and supplies not so removed shall thereafter, at the option of Sweetwater, (i) become the property of Sweetwater; or (ii) within a further six months be removed by Sweetwater at Passport ‘s expense. All plant, machinery, equipment and supplies, until it becomes Sweetwater’s property or is removed from the Properties, shall be the sole responsibility of Passport and Sweetwater shall have no liability with regard thereto;

(c)	Passport shall forthwith deliver to Sweetwater all data and factual and interpretative information generated by Passport through its exploration activities on or with respect to the Properties;

(d)

Passport shall forthwith assign to Sweetwater its interest in any mineral dispositions, mining leases and other mineral interests comprising the Properties, at no cost to Sweetwater, subject to all Encumbrances, agreements, obligations, royalties, profit interests or other payments in the nature of a rent or royalty, and other interests of whatsoever nature or kind payable pursuant to statutory obligation and/or pursuant to the title instruments for the Properties, or which Sweetwater has approved;

(e)

Passport shall be solely liable for all costs and expenses incurred by Passport as a result of its activities on the Properties during the Option Period up to the date of termination of this Agreement; and

(f)	Passport shall as promptly as reasonably possible perform all remaining reclamation, rehabilitation and remediation work required by law, including Environmental Law.

The provisions of this section and Article 13 shall survive the termination of this Agreement.

INDEMNITIES

12.1 Passport’s Indemnities

12.1.1 Passport shall indemnify Sweetwater’s officers and directors from all liability, however arising, in respect of all debts, claims, liabilities, costs and obligations of every kind and nature, including damage to the Properties and personal injury, arising out of activities by or on behalf of Passport on or with respect to the Properties during the Option Period, including without limitation:

(a)	the conduct by or on behalf of Passport of activities in, on, under or with respect to the Properties;

(b)

the environmental protection, clean-up, remediation, and reclamation of the Properties with respect to activities conducted by or on behalf of Passport including, but not limited to, the obligations and liabilities arising out of or related to:

(i) the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

(ii)

any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities; and

(iii)

any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, state, or local law or regulation in connection with or emanating from the Properties; and

(c)	any other actions or failure to act by or on behalf of Passport with respect to the Properties.

12.2 Notwithstanding Section 12.1, this indemnity shall not apply to any activities carried out on the Properties by Sweetwater should Sweetwater conduct such activities on behalf of Passport while acting as a contractor for any work to be carried out on the Properties or otherwise.

12.3 Sweetwater’s Indemnities

     Sweetwater shall indemnify Passport and its officers, employees, directors and shareholders from all liability, however arising, in respect of all debts, claims, liabilities, costs and obligations of every kind and nature, including damage to the Properties and personal injury, arising out of activities by or on behalf of Sweetwater (but not by or on behalf of third parties) on or with respect to the Properties, arising before the Effective Date, including without limitation:

(a)	the conduct of activities by or on behalf of Sweetwater in, on, under or with respect to the Properties; and

(b)

the environmental protection, clean-up, remediation, and reclamation of the Properties with respect to activities conducted by or on behalf of Sweetwater including, but not limited to, the obligations and liabilities arising out of or related to:

	(i)	the disturbance or contamination of land, water (above or below surface) or the environment by exploration, mining, processing or waste disposal activities;

(ii)

any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities; and

(iii)

any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Properties.

CONFIDENTIAL INFORMATION

13.1 Covenant

     All matters concerning the execution, contents and performance of the Agreement and the Properties, including all information obtained in connection with the performance of this Agreement, will be the exclusive property of the Parties hereto and shall be treated as and kept confidential by the Parties and except as otherwise provided in this Section 13, will not be disclosed to any third party or the public without the prior written consent of the other Parties, such consent not to be unreasonably withheld.

13.2 Disclosure to Satisfy Regulatory Requirements

     If any Party or an Affiliate, by reason of any legal requirement or requirement of any regulatory body having jurisdiction over a Party, must disclose any matter concerning the execution or content of this Agreement or the Properties, then the affected Party shall, prior to making any disclosure, forward the text of the disclosure to each other Party. Each other Party shall be given a reasonable opportunity to make reasonable suggestions for changes therein. The disclosing Party shall consider said suggestions and, to the extent practicable, advise each other Party prior to the disclosure if said suggestions are not to be the incorporated into the disclosure.

13.3 Disclosure of Exploration Results, Etc.

Sweetwater and Passport may disclose exploration results, program decisions, license and permit grants, technical reports, scoping, pre-feasibility and feasibility studies and other such information derived from Passport’s work on the Properties.

13.4 Disclosure to other Parties

        Any Party or an Affiliate may disclose confidential information to:

(a)	public or private financing agencies or institutions;

(b)	consultants, contractors or subcontractors which the Parties may engage; or

(c)	third parties to which a Party contemplates the permitted transfer, assignment, sale, Encumbrance or other disposition of all or part of its interest herein and in the Properties;

provided that in any such case only such confidential information as such recipient shall have a legitimate business need to know shall be disclosed and further provided that the recipient shall first enter into a written agreement with the Party disclosing the information to protect the confidentiality of such information, such written agreement to be in form and substance satisfactory to each other Party.

13.5 Free Utilization

     Notwithstanding the generality of the foregoing, each Party shall be free except within the Area of Common Interest to utilize information or knowledge obtained pursuant to the Agreement in connection with the conduct by such Party for exploration or mining operations for its own benefit and account or for the benefit and account of any partnership, joint venture or corporation of which it is a partner or member.

AREA OF COMMON INTEREST

14.1 The area of common interest shall be deemed to comprise that area which is included within 50 miles of the outermost boundary of each of the Arizona permits as at the date of execution of this Option Agreement.

14.2 If at any time during the subsistence of this Agreement, Sweetwater, Kent Ausburn or John Glasscock stakes, applies for or otherwise acquires, directly or indirectly, any right to or interest in any application, mining claim, licence, lease, grant, concession, permit, patent, state leases and known potash licence areas or other mineral property located wholly or partly within the Area of Common Interest referred to in Section 14.1 (a “New Interest”), Sweetwater, Kent Ausburn or John Glasscock, as applicable, shall forthwith give written notice to Passport of the New Interest, the total direct cost thereof and all details in the possession of that Party with respect to the details of the acquisition, the nature of the property and the known mineralization.

14.3 Passport may, within 30 days of receipt of any notice delivered pursuant to Section 14.2, elect, by notice to Sweetwater, to require that the New Interest be included in and thereafter form part of the Properties for all purposes of this Agreement.

14.4 If Passport elects to include the New Interest in the Properties pursuant to Section 14.3, Passport shall reimburse Sweetwater, Kent Ausburn or John Glasscock, as applicable, for the direct cost of acquisition of the New Interest.

14.5 If Passport does not elect to include the New Interest in the Properties within that period of 30 days, the New Interest shall not form part of the Properties and Sweetwater, Kent Ausburn or John Glasscock as the case may be shall be solely entitled thereto.

14.6 Nothing in this Article shall preclude Passport from acquiring any interests of any nature within the Area of Common Interest on its own behalf.

TRANSFERS

15.1 Passport may at any time (and from time to time) during the period of this Option Agreement, assign, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Arizona Permits and this Option Agreement provided that any purchaser, grantee or transferee of any such interest (‘third party”) will have first delivered to American Potash and the Optionor, its agreement related to this Option Agreement containing a covenant by such third party to perform all the obligations of Passport to be performed under this Agreement in respect of the interest to be acquired by it from Passport to the same extent as if this Agreement had been originally executed by the third party as joint and several obligors making joint and several covenants. Any such sale, twister or disposition shall require the consent of American Potash and Sweetwater which will not be unreasonably withheld.

15.2 No assignment by Passport of any interest less than its entire interest in this Agreement will, as between Sweetwater and Passport, discharge Passport from any of its obligations hereunder, but upon the transfer by Passport of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), Passport will be deemed to be discharged from all obligations hereunder save and except for the fulfillment of contractual commitments accrued due before the date on which Passport will have no further interest in this Agreement.

RULE AGAINST PERPETUITIES

16.1 If any right, power or interest held by or to be acquired by any party in the Properties under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 50 years after the date of this Agreement.

NOTICE

17.1 Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or faxed to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by facsimile shall be deemed conclusively to be the next business day. Either party may at any time or from time to time notify the other in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

If to Sweetwater and Kent Ausburn.
220 Highway 10, Jelm, Wyoming 82063
Attention: Kent Ausburn
Tel: (360) 393-4190
Fax: (360_ 393-4190

With a copy to John Glasscock
Tel: (307) 745-0564
Fax: (307)

If to American Potash LLC.
Attention: Rudy de Jonge
Tel: (604) 685-6375
Fax: (604) 535-8692

If to Passport Potash Inc.
Attention: Steve Butrenchuk
Tel: (604) 687-0300
Fax:

FORCE MAJEURE

18.1 Force majeure is not applicable to this Option Agreement as it does not apply to the obligations to make the three cash payments of $30,000 each and to issue the 500,000 Passport Shares pursuant to Section 3 herein.

GENERAL

19.1 (a) This Option Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement;

(b) No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default;

(d) The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property,

(e) This Agreement including all Schedules together with the agreements and documents to be delivered pursuant hereto are the full expression of the Parties’ intentions and rights and the entire agreement between them pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions whether oral or written of the Parties. There are no representations, warranties or other agreements between the Parties in connection with the subject matter hereof. No amendment or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any other provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(f) The Table of Contents to this Agreement, Articles, Sections, Subsections and Headings contained herein are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement. “Article”, “Section”, “Subsection” or “Schedule” means and refers respectively to the specified Article, Section, Subsection or Schedule of this Agreement. “Hereof, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section or Subsection.

(g) This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns;

(e) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona and the federal laws of the United States applicable therein and shall be treated in all respects as an Arizona contract and the reference to such laws shall not, by conflict of laws rules or otherwise require the application of the laws of any jurisdiction except to the extent that any property or asset affected by this Agreement is subject to the laws of the jurisdiction where such property or asset is situate in which case the laws of the local jurisdiction shall govern to the extent necessary. Each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the Federal Court for the State of Arizona and all courts competent to hear appeals therefrom;

(f) Time shall be of the essence in this Agreement;

(g) Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be;

(h) Any reference in this Agreement to currency shall be deemed to be Canadian dollars;

(i) This Agreement is subject to the acceptance of the Exchange;

(j) upon request by Passport, Sweetwater shall deliver or cause to be delivered to Passport copies of all available maps and other documents and data in its possession respecting the Permits,

(k) This Agreement may be executed in two or more counterparts, and delivered electronically or by fax, each of which will be deemed to be an original, and all of which will constitute one agreement, effective as of the reference date given above.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the day and year first above written.

The signature of American Potash LLC.	)	The signature of	)
was affixed hereto	)	Sweetwater River Resources LLC	)
by its authorized signatory))		was affixed hereto by	)
	)	its authorized signatory))
))
/s/ Rudy de Jonge	)	/s/ John W. Glasscock	)
Rudy de Jonge -)		John Glasscock	)
Chief Executive Officer	)	Chief Executive Officer	)

The signature of Passport Potash Inc.	)
was affixed hereto	)
by its authorized signatory	)
/s/ Stephen B. Butrenchuk	)
Steve Butrenchuk - Chief Executive Officer	)

/s/ Joshua Bleak
Josua Bleak - Director

SCHEDULE A

ARIZONA PERMITS

Arizona State Land Department Exploration Leases held by American Potash LLC

1.	16.0-N-24.0-E-36, lease #08-113361, 640.000 Acres;

2.	16.0-N-24.0-E-34, lease #08-113362, 640.000 Acres;

3.	16.0-N-24.0-E-28, lease #08-113365, 640.000 Acres;

4.	16.0-N-24.0-E-24, lease #08-113366, 640.000 Acres;

5.	16.0-N-24.0-E-22, lease #08-113367, 640.000 Acres;

Schedule “B”

Royalty Provisions

1.0 OBLIGATION

1.1 If Sweetwater becomes entitled to a Royalty pursuant to Article 4 of the Option Agreement, Passport shall calculate the Royalty and the sums to be disbursed to Sweetwater as at the end of each calendar quarter.

1.2 Passport shall, within 60 days of the end of each calendar quarter, in respect of which any Royalty is payable:

(a)	pay or cause to be paid to Sweetwater that Royalty to which Sweetwater is entitled hereunder by courier at the address provided Passport; and

(b)	deliver to Sweetwater a statement indicating:

	(i)	the gross amounts received from the purchaser(s);

	(ii)	the deductions therefrom in accordance with this Schedule; and

	(iii)	the amount of the Royalty to which Sweetwater is entitled, supported by such reasonable information as will enable Sweetwater to verify the gross amount payable by the purchaser(s).

2.0 ROYALTY CALCULATION

2.1 The Royalty payable for a calendar quarter shall be equal to 2% of the net amount determined by deducting the Deductible Amounts from the aggregate of all amounts actually received by Passport from the sale of potash during such quarter.

2.2 “Deductible Amounts” means all costs or expenses paid or incurred by or for the account of Passport during the quarter in question with respect to:

(a)	any insurance, handling or transportation costs incurred in any delivery of the potash for purchase, including customs duties;

(b)	any deduction, charge or penalty charged or deducted by the purchaser(s) relating to the chemical composition or physical attributes of the potash;

(c)	any discount given to a purchaser or any chargebacks required by a purchase agreement; and

(d)	applicable taxes.

3.0 NON ARMS LENGTH SALES

3.1 Where any potash is sold to, or treated in, a facility owned or controlled Passport, the pricing for that sale or treatment will be established by Passport on an arm’s length basis so as to be fairly competitive with pricing then available on world markets for product of like quantity and quality.

4.0 ADJUSTMENTS AND VERIFICATION

4.1 Payment of any Royalty by Passport shall not prejudice the right of Sweetwater to adjust any statement supporting the payment; provided, however, that all statements presented to Sweetwater by Passport for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12 month period Sweetwater gives notice to Passport making claim on Passport for an adjustment to the statement which will be reflected in subsequent payment of the Royalty.

4.2 Passport shall not adjust any statement in favour of itself after the expiration of 12 months following the end of the quarter to which the statement relates.

4.3 Sweetwater shall, upon 30 days’ notice in advance to Passport, have the right to request that Passport have its independent external auditors provide their audit certificate for the statement or adjusted statement, as it may relate to the calculation of the Royalty.

4.4 The cost of the audit certificate shall be solely for Sweetwater’s account unless the audit certificate discloses material error in the calculation of Royalty, in which case Passport shall reimburse Sweetwater the cost of the audit certificate. Without limiting the generality of the foregoing, a discrepancy of 3% percent in the calculation of the Royalty shall be deemed to be material.